Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We hereby consent to the incorporation by reference in the Registration Statements (File Nos. 333-83962, 333-86090, and 333-128657) on Form S-8 of CEMEX, S.A.B. de C.V. of our reports dated April 28, 2017, with respect to the consolidated balance sheets of CEMEX, S.A.B. de C.V. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Annual Report on Form 20-F of CEMEX, S.A.B. de C.V.

Our report dated April 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that CEMEX, S.A.B. de C.V. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to CEMEX, S.A.B. de C.V. and subsidiaries’ risk assessment and monitoring of significant unusual transactions has been identified.

KPMG Cardenas Dosal, S.C.

/s/ Luis Gabriel Ortiz Esqueda

Monterrey, N.L., México

April 28, 2017